Exhibit 6.4

SECURITY AND PLEDGE AGREEMENT

THIS SECURITY AND PLEDGE AGREEMENT dated as of March19, 2019 (this “Agreement”), is by and among HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership (“Borrower”), HOLMWOOD PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company (“Limited Partner”), HC GOVERNMENT REALTY TRUST, INC., a Maryland corporation (“General Partner”, and together with Borrower and Limited Partner, each a “Grantor”, and collectively, the “Grantors”) and HCM AGENCY, LLC, in its capacity as collateral agent (“Secured Party”).

R E C I T A L S:

A.           Borrower and Secured Party have entered into that certain Loan Agreement dated as of even date herewith (as the same may be amended, restated supplemented or modified from time to time, the “Loan Agreement”) pursuant to which the Lenders party thereto have agreed to provide certain term loan facilities to Borrower, as further set forth therein. Capitalized terms used but not defined herein are used as defined in the Agreement.

B.           Limited Partner and General Partner have entered into that certain Guaranty Agreement dated as of even date herewith (as the same may be amended, restated supplemented or modified from time to time, “Guaranty Agreement”) for the benefit of Secured Party and Lenders pursuant to which and subject to the terms and conditions thereof, each such Grantor has guaranteed to Secured Party and the Lenders the obligations of Borrower under the Loan Agreement.

C.           Secured Party has conditioned its obligations under the Loan Agreement upon, among other things, the execution and delivery of this Agreement by the Grantors.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
Security Interest

Section 1.                      Security Interest. Each Grantor hereby grants to Secured Party a continuing security interest in such Grantor’s right, title and interest in and to all of the following property, whether now owned, existing, leased or licensed or hereafter arising, acquired, leased licensed, developed, generated, adopted or created for or by any Grantor, and wherever arising or located, and howsoever any Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise) (such property being hereinafter called the “Collateral”): all of its accounts, accounts receivable, chattel paper, commercial tort claims set forth on Schedule 1 (as the same may be updated from time to time), contract rights, documents, deposit accounts, electronic chattel paper, equipment, financial assets, fixtures, funds on deposit with Secured Party, general intangibles, goods, instruments, inventory, investment property, investment securities, letter-of-credit rights, payment intangibles, Pledged Equity, promissory notes, software, supporting obligations, and all other personal property, whether now owned or hereafter acquired, including without limitation, all lease receivables and note receivables, all cash and currency, notes, drafts and acceptances arising therefrom, all returned and repossessed goods arising from or relating to any such accounts, or other proceeds of any sale, lease or other disposition of inventory, all tradenames, copyrights (and any applications therefor), trademarks (and any applications therefor), patents (and any applications therefor) and licenses, domain names, all other intellectual property, software, and all proceeds (including insurance proceeds) and products thereof.

As used herein, “Pledged Equity” shall mean (a) all of its investment property, securities and capital stock, now owned or hereafter acquired, including the stock listed on Schedule 2 hereto; (b) all dividends (cash or otherwise), financial assets, investment securities, investment property, rights to receive dividends, stock dividends, distributions upon redemption or liquidation, distributions as a result of split-ups, recapitalizations or rearrangements, stock rights, rights to subscribe, voting rights, rights to receive securities, and all new securities and other property of any nature related to or arising from the foregoing or which any Grantor is at any time entitled to receive on account of the investment securities and capital stock described in clause (a) of the definition hereof; (c) all of its partnership interests and membership interests, whether such interests are general intangibles, securities or investment properties, now owned or hereafter acquired, including the membership interests and partnership interests listed on Schedule 2 hereto (collectively, the “Non-Corporate Entities”), and all of its rights as a member or partner, as applicable, in each Non-Corporate Entity, including, without limitation, all of its membership or partnership interests, as applicable, in each Non-Corporate Entity and all of its economic rights, member or partner rights, powers and status, as applicable, and governance and control rights in each Non-Corporate Entity, whether now owned or hereafter acquired; (d) all of its rights under the organizational documents of the Non-Corporate Entities described in clause (c) above (collectively, the “Non-Corporate Entity Agreements”); (e) all (i) profits, income, surplus, money, instruments, documents, chattel paper, accounts, general intangibles, credits, claims, demands and other property (real or personal) and revenues of any kind or character now or hereafter relating to, accruing or arising under or in respect of the Non-Corporate Entities or the Non-Corporate Entity Agreements, and (ii) property, real or personal, now or hereafter owned by the Non-Corporate Entities or paid, payable or otherwise distributed or distributable or transferred or transferable to any Grantor under, in connection with or otherwise in respect of the Non-Corporate Entities or the Non-Corporate Entity Agreements (whether by reason of such Grantor’s ownership interest, loans by such Grantor or otherwise); and (f) all products and proceeds of or from any and all of the foregoing.

All terms used herein that are defined in the Uniform Commercial Code as adopted in the State of New York shall have the meanings specified in the Uniform Commercial Code as adopted by the State of New York as in effect from time to time (the “UCC”), including but not limited to, the following terms: accession, account, as extracted collateral, bank, chattel paper, commercial tort claim, consumer goods, deposit account, document, electronic chattel paper, equipment, farm products, financial asset, fixtures, general intangible, goods, instrument, inventory, investment property, letter of credit right, manufactured home, proceeds, securities entitlement, securities account, securities intermediary, security, software, supporting obligation and tangible chattel paper.

Notwithstanding the foregoing provisions, no Excluded Property (as hereinafter defined) shall be subject to the security interest and pledge granted pursuant to this Section 1; provided, however, proceeds and other assets or property received from, arising from, in exchange for or in respect of any Excluded Property shall be subject to the security interest and assignment granted by each Grantor pursuant to this Section 1 and shall constitute Collateral hereunder unless any such assets or property are themselves Excluded Property. For purposes of this Agreement, “Excluded Property” means any of the following current or future property or assets of any Grantor:

(a)           any contracts, licenses, permits, accounts or chattel paper (collectively, the “Article 9 Override Property”), now or hereafter held or owned by any Grantor, to the extent, in each case, that (i) a security interest may not be granted by any Grantor in such directly held Article 9 Override Property as a matter of law, or under the terms of the governing document applicable thereto, without the consent of one or more applicable parties thereto, and (ii) such consent has not been obtained; provided that the Collateral shall include (A) any and all proceeds of such directly held Article 9 Override Property to the extent that the proceeds are not themselves directly held Article 9 Override Property which would otherwise fall into the exception provided above, (B) upon receipt by any Grantor or Secured Party of any such applicable party or parties’ consent with respect to any otherwise excluded directly held Article 9 Override Property, thereafter such directly held Article 9 Override Property, (C) Article 9 Override Property to the extent that the restriction on any Grantor granting a security interest therein is not effective under applicable law, (D) payment intangibles and (E) Article 9 Override Property to the extent that, notwithstanding any provisions contained therein or related thereto which prohibit assignments thereof, the UCC permits the assignment thereof for collateral purposes, and the assignment thereof is not otherwise precluded by law;

(b)           any equipment, machinery or other fixed asset which any Grantor has or may hereafter acquire with the financing of another secured party, provided such exclusion shall only apply if such financing is permitted under the Loan Agreement (collectively, the “PMSI Lien Assets”), and such exclusion shall only apply to the extent that (i) a security interest may not be granted by any Grantor in such PMSI Lien Asset under the terms of the lien document applicable thereto without the consent of the secured party thereto, and (ii) such consent has not been obtained. Notwithstanding the foregoing, the Collateral shall include a previously excluded PMSI Lien Asset (i) upon receipt by any Grantor or Secured Party of the other secured party’s consent to Secured Party’s lien thereon, or (ii) upon the release of the underlying purchase money lien held by the financing secured party with respect to such PMSI Lien Asset;

(c)           any equipment, inventory, machinery or other fixed asset which any Grantor leases or may hereafter lease with the financing of another secured party, provided such exclusion shall only apply if such financing is permitted under the Loan Agreement (collectively, the “Capitalized Lease Lien Assets”), and such exclusion shall only apply to the extent that (i) a security interest may not be granted by any Grantor in such Capitalized Lease Lien Asset under the terms of the lien document applicable thereto without the consent of the secured party thereto, and (ii) such consent has not been obtained. Notwithstanding the foregoing, the Collateral shall include a previously excluded Capitalized Lease Lien Asset (i) upon receipt by any Grantor or Secured Party of the other secured party’s consent to Secured Party’s lien thereon, or (ii) upon the release of the underlying lien held by the financing secured party with respect to such Capitalized Lease Lien Asset, and any Grantor’s acquisition of the ownership thereto;

(d)           any United States trademark or service mark application filed on the basis of any Grantor’s intent-to-use such mark, in each case, unless and until evidence of the use of such trademark or service mark in interstate commerce is submitted to, and accepted by, the United States Patent and Trademark Office, provided, that, to the extent such application is excluded from the Collateral, then upon the submission of evidence of use of such trademark or service mark to, and acceptance thereof by, the United States Patent and Trademark Office, such trademark or service mark application shall automatically be included in the Collateral, without further action on any party’s part; and

(e)           any segregated deposits that have been identified to Secured Party in writing which are subject to liens that are expressly permitted by the Loan Agreement, but which are prohibited from being subject to other liens. Notwithstanding the foregoing, the Collateral shall include a previously excluded deposit (i) upon receipt by a Grantor or Secured Party of the other secured party’s consent to Secured Party’s lien thereon, or (ii) upon the release of the underlying lien held by the other secured party with respect to such deposit.

Section 2.                      Obligations. The Collateral shall secure the following obligations, indebtedness, and liabilities (all such obligations, indebtedness, and liabilities being hereinafter called the “Obligations”):

(a)           the obligations and indebtedness of Borrower to Secured Party and the Lenders under the Loan Agreement;

(b)           the obligations and indebtedness of each Grantor, other than Borrower, to Secured Party and the Lenders under the Guaranty Agreement;

(c)           all future advances by Secured Party or the Lenders to any Grantor;

(d)           the Obligations (as defined in the Loan Agreement);

(e)           all reasonable and documented out-of-pocket costs and expenses, including, without limitation, all reasonable and documented out-of-pocket attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the Obligations, and enforce this Agreement;

(f)           all other obligations, indebtedness, and liabilities of each Grantor to Secured Party or a Lender, now existing or hereafter arising, regardless of whether such obligations, indebtedness, and liabilities are similar, dissimilar, related, unrelated, direct, indirect, fixed, contingent, primary, secondary, joint, several, or joint and several; and

(1)           all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in renewal, extension or modification of any of the foregoing.

ARTICLE II.
Representations and Warranties

To induce Secured Party to enter into this Agreement and the Loan Agreement, each Grantor represents and warrants to Secured Party that:

Section 1.                      Title. Except for liens and security interests granted in favor of Secured Party or otherwise expressly permitted pursuant to the Loan Agreement and the other Loan Documents, each Grantor owns or has the right to possess and use, and with respect to Collateral acquired after the date hereof each Grantor will own or will have the right to possess and use, the Collateral free and clear of any lien, security interest, or other encumbrance.

Section 2.                      [Reserved].

Section 3.                      Financing Statements. No financing statement, security agreement, or other lien instrument covering all or any part of the Collateral is on file in any public office, except as may have been filed in favor of Secured Party or as otherwise expressly permitted pursuant to the Loan Agreement and Loan Documents.

Section 4.                      Intellectual Property Collateral. As of the date hereof, Schedule 3 sets forth a complete and accurate list of all copyrights, patents and trademarks, that are registered, or in respect of which an application for registration has been filed or recorded, with the United Stated Patent and Trademark Office or the United States Copyright Office or with any other foreign or domestic Governmental Authority (or comparable organization or office established pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property rights), together with relevant identifying information with respect to such copyrights and trademarks, in each case owned by any Grantor. The intellectual property Collateral referred to in this Section 4 that is owned by any Grantor is subsisting, valid and, to the knowledge of the Borrower, enforceable, and such intellectual property Collateral has not been adjudged invalid or unenforceable, in whole or in part.

Section 5.                      Valid and Perfected Security Interest. This Agreement creates a valid security interest in the Collateral and proceeds thereof securing the payment and performance in full of the Obligations. Upon (a) the filing of UCC financing statements naming each Grantor as “Grantor”, naming Secured Party as “secured party” and describing the Collateral in the state of formation of such Grantor, (b) in the case of Collateral consisting of the intellectual property Collateral, in addition to the filing of such UCC financing statements, the recordation of a grant of security interest with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, as applicable, and (c) in the case of Collateral consisting of a deposit account or securities account or held in a securities account, the execution and delivery by the applicable Grantor, the applicable bank or securities intermediary and Secured Party of an agreement granting control to Secured Party over such Collateral, the security interests in the Collateral (for which perfection is governed by the UCC or obtained by filing with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority) granted to Secured Party will constitute perfected security interests therein prior to all other Liens (except for Permitted Liens).

Section 6.                      Jurisdiction of Organization; Legal Name. Each Grantor’s legal name and state of formation is as set forth on the signature pages hereto.

Section 7.                      Authority; No Conflict; Enforceability. Each Grantor is a limited liability company, limited partnership, or corporation duly organized, validly existing, and in good standing under the laws of its state of organization. Each Grantor has the organizational power and authority to execute, deliver, and perform this Agreement and the other Loan Documents to which it is a party, and the execution, delivery, and performance of this Agreement and such Loan Documents by such Grantor have been authorized by all necessary corporate action on the part of such Grantor and do not and will not violate any law, rule, or regulation or the Organizational Documents of such Grantor and do not and will not conflict with, result in a breach of, or constitute a default under the provisions of any indenture, mortgage, deed of trust, security agreement, or other instrument or agreement pursuant to which such Grantor or any of its property is bound. This Agreement and the other Loan Documents to which such Grantor is a party constitute legal, valid and binding obligations of such Grantor, enforceable against such Grantor in accordance with their terms except to the extent such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor's rights.

Section 8.                      Principal Place of Business. Unless Grantors have given Secured Party written notice to the contrary, the principal place of business and chief executive office of each Grantor, and the office where each Grantor keeps its books and records, is located at 390 S. Liberty Street, Suite 100, Winston-Salem, North Carolina 27101.

Section 9.                      [Reserved].

Section 10.                                Substantial Benefit to Grantors. The value of the consideration received and to be received by each Guarantor as a result of Borrower, Lenders and Secured Party entering into the Loan Agreement and each Grantor executing and delivering this Agreement is reasonably worth at least as much as the liability and obligation, of such Grantor hereunder, and such liability and obligation, and the Loan Agreement have substantially benefitted and may reasonably be expected to substantially benefit such Grantor directly and indirectly.

Section 11.                                 Representations in Loan Agreement. Each of the representations and warranties made by Borrower in the Loan Agreement with respect to each Grantor is true and correct and Secured Party and Lenders may rely on such representations and warranties as if they had been made directly by such Grantor to Secured Party.

Section 12.                                Business Purpose. The Collateral is used, acquired and held exclusively for business purposes and no portion of the Collateral is consumer goods. The Obligations were incurred solely for business purposes and not as a consumer-goods transaction or a consumer transaction.

Section 13.                                Compliance with Non-Corporate Entity Agreements. The execution, delivery and performance by each Grantor of this Agreement has been consented to by the members and partners, as applicable, of each Non-Corporate Entity being pledged pursuant hereto, and does not violate any of the Non-Corporate Entity Agreements.

Section 14.                                Application of Article 8 Under the UCC. Each Grantor represents and warrants that none of the Non-Corporate Entities is governed by Article 8 of the UCC. Each Grantor further represents and warrants that none of the Non-Corporate Entity Agreements state that any Non-Corporate Entity is governed by Article 8 of the UCC.

Section 15.                                Certificated Interests. Each Grantor represents and warrants that the membership and partnership interests, as applicable, of each Non-Corporate Entity are not certificated.

ARTICLE III.
Covenants

Each Grantor covenants and agrees with Secured Party that until the Obligations are Paid in Full:

Section 1.                      Maintenance. Each Grantor shall maintain the Collateral in good operating condition and repair, ordinary wear and tear and casualty events excepted, and shall not permit any intentional waste or destruction of the Collateral or any part thereof. No Grantor shall use or permit the Collateral to be used (a) in violation in any material respect of any material law or (b) in a manner that could reasonably be expected to negate insurance coverage. No Grantor shall use or permit the Collateral to be used in any manner or for any purpose that would materially impair the value of the Collateral or expose the Collateral to unusual risk, in each case outside such Grantor’s ordinary course of business as conducted on the date hereof.

Section 2.                      Encumbrances. No Grantor shall create, permit, or suffer to exist, and shall defend the Collateral, against any lien, security interest, or other encumbrance on the Collateral except for liens and security interests in favor of Secured Party and liens expressly permitted pursuant to the Loan Agreement and Loan Documents, and each Grantor shall defend such Grantor’s rights in the Collateral against any liens not expressly permitted under the Loan Agreement and Loan Documents and Secured Party’s security interests in the Collateral against the claims of all persons and entities.

Section 3.                      Modification of Collateral. No Grantor shall take any action (or fail to take any action) to intentionally impair the rights of Secured Party in the Collateral. Without the prior written consent of Secured Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Grantor shall grant any material extension of time for any payment with respect to the Collateral, or compromise, compound, or settle any of the Collateral, or release in whole or in part any person or entity liable for payment with respect to the Collateral, or allow any credit or discount for payment with respect to the Collateral, or release any lien, security interest, or assignment securing the Collateral, or otherwise amend or modify any of the Collateral; provided that such Grantor may, with respect to an account, (i) issue a refund or credit due as a result of cancellations or disputes, (ii) allow any credit or discount for payment, or (iii) agree to such extensions of time for payment and such other modifications of payment amounts or terms or settlements in respect of accounts as shall be commercially reasonable in the circumstances, all in accordance with such Grantor’s ordinary course of business consistent with its collection practices as in effect from time to time.

Section 4.                      Disposition of Collateral. No Grantor shall sell, lease, license or otherwise dispose of the Collateral or any part thereof except (a) prior to an Event of Default, dispositions specifically permitted pursuant to the Loan Agreement and (b) until such time following an Event of Default as a Grantor receives a notice from Secured Party instructing such Grantor to cease such transactions, sales or leases of inventory in the ordinary course of business.

Section 5.                      Further Assurances. At any time and from time to time, upon the reasonable request of Secured Party, and at the sole expense of the Grantors, each Grantor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may deem necessary to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement. Each Grantor shall promptly endorse and deliver to Secured Party all documents, instruments, and chattel paper with a value in excess of $50,000 individually or $100,000 in the aggregate that it now owns or may hereafter acquire. Notwithstanding the foregoing, actions with respect to deposit account control agreements shall be limited as set forth in Section 5.4 of the Loan Agreement.

Section 6.                      Risk of Loss; Insurance. Each Grantor shall be responsible for any loss of or damage to the Collateral. Each Grantor shall maintain insurance on the Collateral as required by the Loan Agreement.

Section 7.                      Inspection. Each Grantor shall permit, at reasonable times and in reasonable intervals, Secured Party and its representatives to examine or inspect the Collateral wherever located and to examine, inspect, and copy each Grantor’s books and records in accordance with the Loan Agreement.

Section 8.                      Taxes. Each Grantor agrees to pay or discharge prior to delinquency all taxes, assessments, levies, and other governmental charges imposed on it or its property, except as expressly permitted pursuant to the terms of the Loan Agreement

Section 9.                      Notification. Each Grantor shall promptly, upon becoming aware of the same, notify Secured Party of (a) any lien, security interest, encumbrance not expressly permitted pursuant to the Loan Documents, or material claim made or, to any Grantor’s knowledge, threatened against the Collateral, and (b) any material change in the value of the Collateral, including, without limitation, any material damage to or loss of the Collateral.

Section 10.                                Organizational Changes. No Grantor shall (a) change its name, organizational structure or state of organization (including, without limitation, through any merger or reorganization), (b) do business under any trade name, other than trade names used as of the date hereof or (c) change its principal place of business, chief executive office, or the place where it keeps its books and records, unless it shall have given Secured Party thirty (30) days prior written notice thereof (or such shorter period as Secured Party may agree) and shall have taken all actions deemed reasonably necessary by Secured Party to cause its security interest in the Collateral to be perfected with the priority required by this Agreement.

Section 11.                                Books and Records; Information. Each Grantor shall keep accurate and complete books and records of the Collateral and each Grantor’s business and financial condition in accordance with generally accepted accounting principles consistently applied in all material respects. Each Grantor shall at such reasonable intervals as Secured Party shall reasonably request from time to time deliver to Secured Party such information regarding the Collateral, including, without limitation, lists and descriptions of the Collateral and evidence of the identity and existence of the Collateral.

Section 12.                                Compliance with Agreements. Each Grantor shall comply in all material respects with all material mortgages, deeds of trust, instruments, and other agreements binding on it or affecting its properties or business.

Section 13.                                Compliance with Laws. Each Grantor shall comply in all material respects with all material applicable laws, rules, regulations, and orders of any court or governmental authority

Section 14.                                [Reserved].

Section 15.                                Covenants Contained in the Loan Agreement. Each Grantor will comply with all the covenants and deliverable requirements contained in the Loan Agreement with which the Borrower agrees in the Loan Agreement to cause such Grantor to comply.

Section 16.                                Amendment of Organizational Documents. No Grantor shall permit the Organizational Documents of any Non-Corporate Entity or the issuer of any Pledged Equity to be amended in any manner adverse to Secured Party, the payment and/or performance of the Obligations or the liens created hereunder, without the prior written consent of Secured Party; provided that, notwithstanding the prohibition in this sentence, if any Organizational Documents are amended at any time during the term of this Agreement, Grantors shall promptly notify Secured Party of such amendment and deliver a fully executed copy of such amendment to Secured Party.

Section 17.                                Application of Article 8 Under the UCC. No Grantor shall, without executing and delivering, or causing to be executed and delivered, to Secured Party such agreements, documents and instruments as Secured Party may reasonably require, issue or acquire any Collateral consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a security or a financial asset.

Section 18.                                Certificated Interests. If the equity interests of a Non-Corporate Entity is not, as of the date of this Agreement, certificated, (a) no Grantor shall, without thirty (30) days prior written notice to Secured Party (or such shorter period as Secured Party may agree), permit such Non-Corporate Entity to certificate its membership or partnership interests, as applicable and (b) in the event such Non-Corporate Entity certificates its membership or partnership interests, as applicable, such Grantor shall immediately deliver the original certificates to Secured Party, along with an endorsement in form and substance satisfactory to Secured Party in its sole discretion and such Grantor shall hold such certificates in trust for Secured Party until such delivery.

Section 19.                                Ordinary Distributions. If no Event of Default has occurred and is continuing and no notice has been received by a Grantor from Secured Party, then, except as provided in this Section 19, each Grantor may accept, receive and retain all dividends, distributions and other amounts paid with respect to or arising from the Collateral. If an Event of Default has occurred and is continuing and Secured Party has provided notice to a Grantor to take such action, all dividends, distributions and other amounts paid with respect to or arising from the Collateral shall be accepted by the applicable Grantor as Secured Party’s agent, held by such Grantor in trust for Secured Party and promptly delivered by such Grantor to Secured Party. Further, if an Event of Default has occurred and is continuing, each Grantor authorizes Secured Party to contact the general partner, the members or any other governing body, as applicable, of each Non-Corporate Entity, and the board of directors of each corporate entity whose shares are pledged hereunder, directly and instruct such persons to deliver all dividends, distributions and other amounts paid with respect to or arising from the Collateral directly to Secured Party.

Section 20.                                Stock Distributions; Distributions on Liquidation or Other Events.

(1)           If any Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase, or reduction of capital or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any Pledged Equity, such Grantor agrees to accept the same as Secured Party’s agent and to hold the same in trust for Secured Party, and promptly to deliver the same to Secured Party in the exact form received, with the appropriate endorsement of such Grantor when necessary or appropriate undated transfer powers duly executed in blank, to be held by Secured Party as additional Collateral for the Obligations, subject to the terms hereof.

(2)           Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of any Non-Corporate Entity or the issuer of any Pledged Equity shall be paid over to Secured Party to be held by it as additional Collateral for the Obligations subject to the terms hereof. In case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to any recapitalization or reclassification of the capital of any Non-Corporate Entity or the issuer of any Pledged Equity or pursuant to any reorganization of any Non-Corporate Entity or the issuer of any Pledged Equity, the property so distributed shall be delivered to Secured Party to be held by it, as additional Collateral for the Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Collateral that are received by any Grantor shall be held by such Grantor in trust for Secured Party and promptly delivered by such Grantor to Secured Party.

ARTICLE IV.
Rights of Secured Party

Section 1.                      Power of Attorney. Each Grantor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of such Grantor or in its own name, upon the occurrence and during the continuance of an Event of Default, to take any and all action and to execute any and all documents and instruments which Secured Party at any time and from time to time deems necessary to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor hereby gives Secured Party the power and right on behalf of such Grantor and in its own name to do any of the following, without notice to or the consent of such Grantor:

(1)           to demand, sue for, collect, or receive in the name of such Grantor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title, or any other instruments for the payment of money under the Collateral or any policy of insurance;

(2)           unless being contested as specifically permitted in the Loan Agreement, to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(3)           to send requests for verification to account debtors and other obligors;

(4)           (i) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (ii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral in the name and on behalf of such Grantor (including, if applicable, filing Forms 4, 5, 144 and Schedules 13D and 13G with the United States Securities and Exchange Commission); (iv) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (v) to insure, and to make, settle, compromise, or adjust claims under any insurance policy covering any of the Collateral; and (vi) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, or realize upon the Collateral and Secured Party’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on Secured Party to protect, preserve, and realize upon its security interest in the Collateral. Secured Party shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve, or maintain any security interest or lien given to secure the Collateral. This power of attorney is only exercisable by Secured Party upon the occurrence and during the continuance of an Event of Default.

Each Grantor hereby consents and agrees that the Non-Corporate Entities and the issuers of the Pledged Equity or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the rights of Secured Party to effect any transfer or other act pursuant to this Agreement and the authority granted to Secured Party herein, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by such Grantor, or any other person, to any of such Non-Corporate Entities, issuers, obligors, registrars, transfer agents, or trustees.

Section 2.                      Voting Rights. So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to exercise any and all voting rights relating or pertaining to the Collateral or any part thereof.

Section 3.                      Performance by Secured Party. If any Grantor fails to perform or comply with any of its agreements contained herein, Secured Party itself may, at its sole discretion, cause or attempt to cause performance or compliance with such agreement and the expenses of Secured Party, together with interest thereon at the Default Rate, shall be payable by such Grantor to Secured Party on demand and shall constitute Obligations secured by this Agreement. Notwithstanding the foregoing, it is expressly agreed that Secured Party shall not have any liability or responsibility for the performance of any obligation of any Grantor under this Agreement.

Section 4.                      Assignment by Secured Party. As permitted by the Loan Agreement, Secured Party may from time to time assign the Obligations and any portion thereof and the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of Secured Party under this Agreement in relation thereto.

Section 5.                      Secured Party’s Duty of Care. Other than the exercise of reasonable care in the physical custody of the Collateral while held by Secured Party hereunder, Secured Party shall have no responsibility for or obligation or duty with respect to all or any part of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights against prior parties or any other rights pertaining thereto, it being understood and agreed that each Grantor shall be responsible for preservation of all rights in the Collateral.

Section 6.                      Financing Statements. Each Grantor expressly authorizes Secured Party to file financing statements showing such Grantor as grantor covering all or any portion of the Collateral in such filing locations as are required under the UCC by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in any jurisdiction showing such Grantor as grantor covering all or any portion of the Collateral. Such financing statements may describe the Collateral as “all assets of Grantor, whether now owned or hereafter acquired”, or similar language.

ARTICLE V.
Default

Section 1.                      Events of Default. The term “Event of Default” shall mean an Event of Default as defined in the Loan Agreement.

Section 2.                      Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the following rights and remedies:

(1)           Secured Party may declare the Obligations or any part thereof immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Grantor; provided, however, that upon the occurrence of an Event of Default under Section 11.1(d) or Section 11.1(e) of the Loan Agreement, the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Grantor.

(2)           In addition to all other rights and remedies granted to Secured Party in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof, Secured Party shall have all of the rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Secured Party may (i) without demand or notice to any Grantor, collect, receive, or take possession of the Collateral or any part thereof and for that purpose Secured Party may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (ii) sell, lease, or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery. Upon the request of Secured Party to a Grantor, such Grantor shall assemble the Collateral and make it available to Secured Party at any place designated by Secured Party that is reasonably convenient to such Grantor and Secured Party. Each Grantor agrees that Secured Party shall not be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Each Grantor shall be liable for all reasonable and documented out-of-pocket expenses of retaking, holding, preparing for sale, or the like, and all reasonable and documented out-of-pocket attorneys’ fees, legal expenses, and all other reasonable and documented out-of-pocket costs and expenses incurred by Secured Party in connection with the collection of the Obligations and the enforcement of Secured Party’s rights under this Agreement. Secured Party may apply the Collateral against the Obligations in such order and manner as Secured Party may elect in its sole discretion. Grantors shall remain jointly and severally liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Obligations in full. Each Grantor waives all rights of marshalling in respect of the Collateral.

(3)           Secured Party may cause any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees.

(4)           Secured Party may exercise or cause to be exercised all voting rights and corporate powers in respect of the Collateral.

(5)           Secured Party shall be entitled to receive all dividends, distributions and income payable in respect of the Collateral, and Secured Party shall be entitled to notify the Non-Corporate Entities and the issuers of the Pledged Equity to pay all such amounts directly to Secured Party. Secured Party shall have the right to apply such amounts to the Obligations in such order as it may determine

(g)           Secured Party shall have the right to, but shall not be obligated to, exercise or cause to be exercised all voting rights and powers of the Grantors in respect of the Collateral, and the Grantors shall deliver to Secured Party, if requested by Secured Party, irrevocable proxies or powers of attorney with respect to the Collateral in form satisfactory to Secured Party. Notwithstanding the foregoing, it is expressly agreed that, (i) SECURED PARTY SHALL NOT BE OBLIGATED TO PERFORM OR DISCHARGE, NOR DOES SECURED PARTY HEREBY UNDERTAKE TO PERFORM OR DISCHARGE, ANY OBLIGATIONS, DUTY OR LIABILITY OF ANY GRANTOR, UNDER ANY NON-CORPORATE ENTITY AGREEMENT OR ORGANIZATIONAL DOCUMENTS OF ANY ISSUER OF ANY PLEDGED EQUITY OR UNDER OR BY REASON OF THIS AGREEMENT, and (ii) except for acts or omissions resulting from its gross negligence or willful misconduct, Secured Party shall not have any liability or responsibility for the performance of any obligation of any Grantor under this Agreement.

(h)           On any sale of the Collateral, Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of Secured Party’s counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental authority.

(6)           On any sale of the Collateral, Secured Party is authorized (i) to disclaim any warranty, express or implied, and (ii) to sell any of the Collateral without any refurbishment or reconditioning thereof. Each Grantor acknowledges and agrees that the foregoing actions by Secured Party may reduce the sales proceeds from any such sale of Collateral.

Section 3.                      Impact of Regulations. Each Grantor hereby acknowledges and confirms that Secured Party may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. Each Grantor further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner, and Secured Party shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale. No Grantor shall attempt to hold Secured Party responsible for selling any of the Collateral at an inadequate price even if Secured Party accepts the first offer received or if only one possible purchaser appears or bids at any such sale. Secured Party shall be under no obligation to delay a sale of any of the Collateral for any period of time necessary to permit any issuer thereof to register such Collateral for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws. If Secured Party shall sell any Collateral at a private sale, Secured Party shall have the right to rely upon the advice and opinion of any qualified appraiser or investment banker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion.

ARTICLE VI.
Miscellaneous

Section 1.                      No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 2.                      Expenses. Each Grantor will pay to Secured Party all reasonable and documented out-of-pocket fees and expenses (including all reasonable legal fees and expenses) incurred by Secured Party in connection with the enforcement of any of the provisions of this Agreement or the enforcement of any of the Obligations, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of any of the Collateral or receipt of the proceeds thereof, and for the care of the Collateral and defending or asserting the rights and claims of the Secured Party in respect thereof, by litigation or otherwise; and all such fees and expenses shall be Obligations within the terms of this Agreement.

Section 3.                      Amendment. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 4.                      Continuing Security Interest; Successors and Assigns. This Agreement creates a continuing security interest in the Collateral and will remain in full force and effect until the Obligations are Paid in Full. This Agreement shall be binding upon and inure to the benefit of each Grantor and Secured Party and their respective heirs, successors, and assigns, except that no Grantor may assign any of its rights or obligations under this Agreement without the prior written consent of Secured Party.

Section 5.                      Notices. All notices and other communications provided for in this Agreement shall be given as provided in the Loan Agreement.

Section 6.                      Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America. Any judicial proceedings brought against any Grantor with respect to this Agreement or any of the other Loan Documents may be brought in any federal court of competent jurisdiction in the Southern District of New York in any state court sitting in New York, New York, and, by execution and delivery of this Agreement, each of the Grantors accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Each Grantor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its office specified in this Agreement. Nothing herein or in any of the other Loan Documents shall affect the right of the Secured Party or Lenders to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Grantor or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by any Grantor against the Secured Party or Lenders shall be brought only in a federal court of competent jurisdiction in the Southern District of New York or in any state court sitting in New York, New York

Section 7.                      Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 8.                      Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 9.                      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by a scanned PDF document attached to an e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 10.                                Waiver of Bond. In the event Secured Party seeks to take possession of any or all of the Collateral by judicial process, each Grantor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

Section 11.                                Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.                                Obligations Absolute. The obligations of each Grantor under this Agreement shall be absolute and unconditional and, except upon payment and performance of the Obligations in full, shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release or subordination of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations. Secured Party shall not have any liability or responsibility for the performance of any obligation of any Grantor under this Agreement.

Section 13.                                NO ORAL AGREEMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

GRANTORS:

HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership

By: HC Government Realty Trust, Inc., its general partner

By: /s/ Robert R. Kaplan, Jr.
Name: Robert R. Kaplan, Jr.
Title: President

HOLMWOOD PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company

By: HC Government Realty Trust, Inc., its sole member

By: /s/ Robert R. Kaplan, Jr.
Name: Robert R. Kaplan, Jr.
Title: President

HC GOVERNMENT REALTY TRUST, INC., a Maryland corporation

By: /s/ Robert R. Kaplan, Jr.
Name: Robert R. Kaplan, Jr.
Title: President

SECURED PARTY:

HCM AGENCY, LLC

By: /s/ Steven Hale II
Name: Steven Hale II
Title: President

[Signature Page to Security Agreement]

Schedule 1

Commercial Tort Claims

None.

Schedule 2

Pledged Equity

Grantor	Subsidiary	Percentage/ Number of Equity Interests Held by Grantor
HC Government Realty Trust, Inc.	Holmwood Portfolio Holdings, LLC	100% of membership interests
HC Government Realty Trust, Inc.	HC Government Realty Holdings, L.P.	2,307 Common Units (0.1% of class)
Holmwood Portfolio Holdings, LLC	HC Government Realty Holdings, L.P.	1,104,734 (47.9% of class) 144,500 (100% of class)
HC Government Realty Holdings, L.P.	GOV PSL, LLC	100% of profits interests
HC Government Realty Holdings, L.P.	GOV Jonesboro, LLC	100% of profits interests
HC Government Realty Holdings, L.P.	GOV Lorain, LLC	100% of profits interests
HC Government Realty Holdings, L.P.	GOV Ft. Smith, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV SILT, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Lakewood DOT, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Moore SSA, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Lawton SSA, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Norfolk, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Montgomery, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV San Antonio, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Knoxville, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Champaign, LLC	100% of membership interests
HC Government Realty Holdings, L.P.	GOV Sarasota, LLC	100% of membership interests

Schedule 3

Intellectual Property

Trademark Application

Grantor	Mark	Appl. No.	Filing Date
HC Government Realty Trust, Inc.	HC GOVERNMENT REALTY TRUST, INC. and Design	87133586	08/10/16